EXHIBIT 11.1

GLOBAL VILLAGE COMMUNICATION, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

              YEAR ENDED MARCH 31                    1997           1996          1995

----------------------------------------------------------------------------------------
In thousands, except per share data
Statement of operations data:
Income (loss) from continuing operations           $ (35,852)     $ 12,148      $ (6,206)
Loss from discontinued operations                     (4,029)       (3,312)       (1,466)
----------------------------------------------------------------------------------------
Net income (loss)                                  $ (39,881)     $  8,836      $ (7,672)
----------------------------------------------------------------------------------------
Weighted average shares outstanding                   16,835        16,478        15,013
Common equivalent shares from stock options               --         1,394            --
----------------------------------------------------------------------------------------
Average common and equivalent shares
  outstanding(1)                                      16,835        17,872        15,013
----------------------------------------------------------------------------------------
Income (loss) per share from continuing
  operations                                       $   (2.13)     $   0.68      $  (0.41)
Loss per share from discontinued operations            (0.24)        (0.19)        (0.10)
----------------------------------------------------------------------------------------
Net income (loss) per share                        $   (2.37)     $   0.49      $  (0.51)
----------------------------------------------------------------------------------------

(1)The difference between primary and fully diluted earnings per share is not material.

 48